Exhibit 3.1

Tilray Brands, Inc.
Certificate of Designation
of
Series A Preferred Stock

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Tilray Brands, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), acting by written consent without a meeting on February 20, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the amended and restated certificate of incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of 10,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized, to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

NOW, THEREFORE, BE IT RESOLVED, that effective as of February 20, 2023, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors; (ii) the Board of Directors hereby authorizes the issuance of 120,000 shares of Series A Preferred Stock; and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1.
Designation, Amount and Par Value.  The series of Preferred Stock created hereby shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 120,000.  Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $3.01 (the “Stated Value”).

2.
Dividends.  Holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Class-2-Common-Stock (as defined below) basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Class 2 Common Stock when, as and if such dividends are paid on shares of the Class 2 Common Stock.  No other dividends shall be paid on shares of Series A Preferred Stock.

3.
Voting Rights.  Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

3.1.
Except as otherwise provided herein, each outstanding share of Series A Preferred Stock shall have 1,000 votes per share.  The outstanding shares of Series A Preferred Stock shall vote together with the outstanding shares of Class 2 common stock, par value $0.0001 per share (the “Class 2 Common Stock”), of the Corporation as a single class exclusively with respect to the Charter Amendments (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL; provided, however, that the number of authorized shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Series A Preferred Stock voting separately as a class shall be required therefor.  As used herein, the term “Charter Amendments” means, jointly and severally, any proposal to adopt amendments to the Certificate of Incorporation (as the same may be set forth and more particularly described in any definitive proxy statement on Schedule 14A filed by the Corporation with the Securities and Exchange Commission) by (a) eliminating provisions relating to the Corporation’s Class 1 common stock, par value $0.0001 per share (the “Class 1 Common Stock”), in connection with the previous automatic conversion of all issued and outstanding shares of Class 1 Common Stock into shares of Class 2 Common Stock, (b) reclassifying the authorized shares of Class 1 Common Stock as Class 2 Common Stock, and (c) adding a provision to automatically reclassify each issued and outstanding share of Class 2 Common Stock as one share of common stock, par value $0.0001, of the Corporation (“Common Stock”), the cumulative result being the Corporation having only two classes of stock authorized for issuance—Common Stock and Preferred Stock.

3.2.
Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Charter Amendments, the vote of each share of Series A Preferred Stock entitled to vote on the Charter Amendments or any other matter brought before any meeting of stockholders held to vote on the Charter Amendments (including any adjournment or postponement thereof) shall be voted in the same manner and proportion as shares of Class 2 Common Stock that are entitled to vote thereon are voted (excluding any shares of Class 2 Common Stock that are not voted) on the Charter Amendments or such other matter, as applicable, and the proxy or ballot with respect to shares of Class 2 Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock held by such holder.  Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Charter Amendments or any other matter brought before any meeting of stockholders held to vote on the Charter Amendments (including any adjournment or postponement thereof).

4.
Rank; Liquidation.  The Series A Preferred Stock shall rank pari passu with the Class 2 Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”).  For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

5.
Automatic Conversion.

5.1.
The Series A Preferred Stock shall only be convertible into Common Stock pursuant to an Automatic Conversion (as defined below) and shall in no event be convertible at the option of the holder thereof.  Shares of the Series A Preferred Stock converted into shares of the Common Stock in accordance with the terms hereof shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

5.2.
The conversion price per share upon an Automatic Conversion for the Series A Preferred Stock shall be the Stated Value of such share, subject to adjustment as set forth and more particularly described herein (the “Conversion Price”).

5.3.
Upon the closing of the polls at any meeting of the Corporation’s stockholders held for the purpose of voting on the Charter Amendments (taking into account any adjournment or postponement thereof) (the “Conversion Time”), each issued and outstanding share of Series A Preferred Stock shall, without any further action on the part of the holder thereof or the Corporation, automatically be converted (the “Automatic Conversion”) into a number of fully paid and nonassessable shares of Common Stock as determined by dividing the Stated Value by the Conversion Price then in effect; provided, however, that in no event shall such Conversion Price be equal to or less than the Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A).

5.4.
The Corporation shall not be required to provide notice to any holder of outstanding shares of Series A Preferred Stock of the Automatic Conversion or the Conversion Time.

5.5.
No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock.  As to any fraction of a share which the holder thereof would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

5.6.
All shares of Series A Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the Conversion Time, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share, if applicable, in exchange therefor.

6.
No Permitted Transfer.  Shares of Series A Preferred Stock will be uncertificated and represented in book-entry form.  No shares of Series A Preferred Stock may be transferred by the holder thereof.

7.
Fractional Shares.  The Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series A Preferred Stock.

8.
Amendment and Waiver.  No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock.

9.
Severability.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 21st day of February, 2023.

TILRAY BRANDS, INC.

By:	/s/ Mitchell Gendel
	Name:	Mitchell Gendel
	Title:	Global General Counsel and Corporate Secretary